Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plans Administration Committee of
Citigroup Inc.:
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-91308 and 333-119680) of Citigroup Inc. of our report dated June 28, 2007 with respect to the financial statements of the Citibuilder 401(k) Plan for Puerto Rico (the Plan) as of and for the years ended December 31, 2006 and 2005, and the related supplemental schedules, which appear in the December 31, 2006 annual report on Form 11-K of the Plan.
/s/ KPMG LLP
New York, New York
June 28, 2007